Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

FEBRUARY 2, 2016

Equity Residential Reports Full Year 2015 Results
Same Store Revenue Increased 5.1%
Same Store NOI Increased 6.5%
Normalized FFO per Share Increased 9.1%

Chicago, IL - February 2, 2016 - Equity Residential (NYSE: EQR) today reported results for the quarter and year ended December 31, 2015. All per share results are reported as available to common shares on a diluted basis.

“We are delighted to have delivered a 9.1% increase in Normalized FFO in 2015 driven by another very strong year of same store revenue growth,” said David J. Neithercut, Equity Residential’s President and CEO.  “We are also pleased to have started the New Year very much in line with our original expectations and that 2016 will be yet another year of strong apartment fundamentals and above trend revenue growth.”

Fourth Quarter 2015
FFO (Funds from Operations), as defined by the National Association of Real Estate Investment Trusts (NAREIT), for the fourth quarter of 2015 was $0.92 per share compared to $0.87 per share in the fourth quarter of 2014. The difference is due primarily to the various non-comparable items listed on page 25 of this release and the items described below.

For the fourth quarter of 2015, the company reported Normalized FFO of $0.93 per share compared to $0.86 per share in the same period of 2014. The following items impacted Normalized FFO per share in the quarter:

•
a positive impact of approximately $0.08 per share from higher same store net operating income (NOI) and approximately $0.01 per share from NOI from non-same store properties currently in lease-up; and

•	a negative impact of approximately $0.02 per share of lower NOI due to 2014 and 2015 transaction activity, higher general and administrative costs and other items.

Normalized FFO begins with FFO and eliminates certain items that by their nature are not comparable from period to period or that tend to obscure the company’s actual operating performance. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7 and 27 of this release and the company has included guidance for Normalized FFO on page 26 and FFO on page 27 of this release.

For the fourth quarter of 2015, the company reported earnings of $0.55 per share compared to $0.59 per share in the fourth quarter of 2014. The difference is due primarily to lower gains on asset sales in the fourth quarter of 2015 and the items described above.

Year Ended December 31, 2015
FFO for the year ended December 31, 2015 was $3.48 per share compared to $3.15 per share in the same period of 2014.

For the year ended December 31, 2015, the company reported Normalized FFO of $3.46 per share compared to $3.17 per share for the same period of 2014.

For the year ended December 31, 2015, the company reported earnings of $2.36 per share compared to $1.73 per share for the same period of 2014. The difference is due primarily to higher gains on property sales and improved operations during the year ended December 31, 2015.

Same Store Results
On a same store fourth quarter to fourth quarter comparison, which includes 98,202 apartment units, revenues increased 5.2%, expenses increased 2.0% and NOI increased 6.8%. Average rental rate increased 5.2% and occupancy remained even at 96.0%.

On a same store year to year comparison, which includes 96,286 apartment units, revenues increased 5.1%, expenses increased 2.5% and NOI increased 6.5%. Average rental rate increased 4.8% and occupancy increased 0.3% to 96.1%.

Investment Activity
During the fourth quarter of 2015, the company acquired three properties, two in Seattle and one in Orange County, California, consisting of 423 apartment units for an aggregate purchase price of approximately $165.8 million at a weighted average capitalization (cap) rate of 4.7%.

During the fourth quarter of 2015, the company sold one consolidated apartment property located in Seattle, consisting of 150 apartment units, for a sale price of approximately $48.5 million at a cap rate of 4.5% generating an unlevered internal rate of return (IRR), inclusive of indirect management costs, of 12.8%.

During 2015, the company acquired four properties consisting of 625 apartment units for an aggregate purchase price of approximately $296.0 million at a weighted average cap rate of 4.5% and three contiguous land parcels for an aggregate purchase price of $27.8 million. Also during 2015, the company completed seven development projects consisting of 1,546 apartment units for a total development cost of approximately $835.1 million.

During 2015, the company sold eight consolidated apartment properties, consisting of 1,857 apartment units, for an aggregate sale price of approximately $390.0 million at a weighted average cap rate of 5.5%. The company also sold a 193,230 square foot medical office building located adjacent to its Longfellow Place property in Boston for approximately $123.3 million at a cap rate of 4.5%. These combined sales generated an unlevered IRR, inclusive of indirect management costs, of 13.4%.

Asset Sale to Starwood
As previously announced on January 27, 2016, the company completed the sale of 72 properties consisting of 23,262 apartment units to controlled affiliates of Starwood Capital Group for $5.365 billion, or approximately $230,634 per unit on average, generating an unlevered IRR, inclusive of indirect management costs, of 11.1%.

Debt Extinguishments
In connection with the Starwood sale and other anticipated 2016 asset sales, the company has retired in 2016 approximately $1.7 billion in debt principal prior to scheduled maturity with an additional $271.2 million anticipated to be retired at par at maturity on March 15, 2016. In addition, no commercial paper or revolving credit facility balances were outstanding as of February 2, 2016. The debt payoffs included both secured and unsecured debt in order to maintain the company’s existing credit metrics and strong credit profile. The company incurred approximately $112.4 million in prepayment penalties associated with these debt extinguishments. The prepayment penalties, including certain related write-offs of unamortized deferred financing costs, premiums/discounts and derivative settlements, will reduce earnings per share and FFO in the first quarter of 2016 by approximately $120.1 million but will not impact Normalized FFO. A summary table of the debt retired is set forth below:

($) in thousands	Maturity	Principal Amount Repaid	GAAP Interest Rate (1)	Prepayment Penalty

Mortgage notes payable:

6.256% Fannie Mae Pool 3	2017	$440,806	3.671%	$29,291
Various Secured – Tax Exempt (2)	2026-2034	41,795	various	194

Notes, net:

5.125% Notes due 2016 (3)	2016	228,757	5.274%	1,382
5.375% Notes due 2016	2016	400,000	5.091%	9,475
5.750% Notes due 2017	2017	255,923	5.785%	16,494
7.125% Notes due 2017	2017	46,102	7.168%	4,648
4.625% Notes due 2021	2021	250,000	5.989%	31,638
7.570% Notes due 2026	2026	47,975	7.557%	19,302

Total		$1,711,358		$112,424

(1) GAAP interest rate is defined as cash interest paid net of discount/(premium) amortization and deferred derivative settlement amortization as applicable in determining interest expense.
(2) Includes various tax exempt mortgage notes that encumbered assets sold as part of the Starwood portfolio.
(3) $228.8 million in 5.125% notes due 2016 were retired in conjunction with the company's tender offer with the remaining $271.2 million anticipated to be retired at par at maturity on March 15, 2016.

First Quarter 2016 Guidance
The company has established a Normalized FFO guidance range of $0.73 to $0.77 per share for the first quarter of 2016. The difference between the company’s fourth quarter 2015 Normalized FFO of $0.93 per share and the midpoint of the first quarter 2016 guidance range of $0.75 per share is due primarily to:

•	a negative impact of approximately $0.17 per share from lower NOI due to 2016 transaction activity including the portfolio sale to Starwood;

•	a negative impact of approximately $0.04 per share from lower NOI primarily as a result of higher seasonal operating expenses in the first quarter of 2016;

•	a negative impact of approximately $0.01 per share from higher general and administrative and property management costs; and

•	a positive impact of approximately $0.04 per share from lower total interest expense.

Full Year 2016 Guidance
The company has established a Normalized FFO guidance range of $3.00 to $3.20 per share for the full year 2016. The assumptions underlying this guidance can be found on page 26 of this release. The difference between the company’s full-year 2015 Normalized FFO of $3.46 per share and the midpoint of the full year 2016 guidance range of $3.10 per share is primarily due to:

•	a negative impact of approximately $0.90 per share from lower NOI due to 2016 transaction activity including the portfolio sale to Starwood;

•	a positive impact of approximately $0.23 per share from higher NOI from the company’s full year 2016 same store pool of approximately 70,000 apartment units;

•	a positive impact of approximately $0.12 per share from higher NOI from development properties in lease-up;

•	a positive impact of approximately $0.21 per share from lower total interest expense; and

•	a negative impact of approximately $0.02 per share from other items.

Special Dividends and 2016 Common Share Dividend
In addition to regular quarterly dividends, Equity Residential anticipates paying two special dividends to its common shareholders in 2016 totaling $10.00 to $12.00 per share. The company expects to pay, in the second quarter of 2016, a special dividend of approximately $8.00 per share from proceeds from the asset sales closed in the first few months of 2016, including the sale to Starwood, and an additional special dividend of approximately $2.00 to $4.00 per share later in the year from the proceeds of additional asset sales.

In regards to the company’s regular quarterly common share dividend, as previously announced, the company’s dividend policy is to pay 65% of the midpoint of the range of Normalized FFO guidance customarily provided as part of the company’s fourth quarter earnings release.  Based on the guidance above, the company expects to pay four quarterly common share dividends of $0.50375 per share for an annual common share dividend of $2.015 per share in 2016. All future dividends remain subject to the discretion of the company’s Board of Trustees.

First Quarter 2016 Earnings and Conference Call
Equity Residential expects to announce first quarter 2016 results on Tuesday, April 26, 2016 and host a conference call to discuss those results at 10:00 a.m. CT on Wednesday, April 27, 2016.

About Equity Residential
Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. As of January 31, 2016, Equity Residential owns or has investments in 316 properties consisting of 85,391 apartment units located primarily in Boston, New York, Washington DC, Seattle, San Francisco and Southern California. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the company’s conference call discussing these results will take place tomorrow, Wednesday, February 3, at 10:00 a.m. Central. Please visit the Investor section of the company’s web site at www.equityapartments.com for the link. A replay of the web cast will be available for two weeks at this site.

Equity Residential
Consolidated Statements of Operations
(Amounts in thousands except per share data)
(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2015	2014	2015	2014
REVENUES
Rental income	$2,736,578	$2,605,311	$701,219	$662,819
Fee and asset management	8,387	9,437	1,974	1,841
Total revenues	2,744,965	2,614,748	703,193	664,660

EXPENSES
Property and maintenance	479,160	473,098	114,212	112,011
Real estate taxes and insurance	339,802	325,401	85,289	79,684
Property management	81,185	79,636	20,298	18,556
Fee and asset management	5,021	5,429	1,257	1,136
Depreciation	765,895	758,861	181,033	193,089
General and administrative	65,082	50,948	14,140	9,652
Total expenses	1,736,145	1,693,373	416,229	414,128

Operating income	1,008,820	921,375	286,964	250,532

Interest and other income	7,372	4,462	466	1,249
Other expenses	(2,942)	(9,073)	(103)	(1,894)
Interest:
Expense incurred, net	(444,069)	(457,191)	(110,447)	(109,967)
Amortization of deferred financing costs	(10,801)	(11,088)	(3,067)	(2,534)
Income before income and other taxes, income (loss) from investments in unconsolidated entities, net gain (loss) on sales of real estate properties and land parcels and discontinued operations	558,380	448,485	173,813	137,386
Income and other tax (expense) benefit	(917)	(1,394)	(219)	(248)
Income (loss) from investments in unconsolidated entities	15,025	(7,952)	637	2,249
Net gain on sales of real estate properties	335,134	212,685	39,442	84,141
Net (loss) gain on sales of land parcels	(1)	5,277	—	3,431
Income from continuing operations	907,621	657,101	213,673	226,959
Discontinued operations, net	397	1,582	47	82
Net income	908,018	658,683	213,720	227,041
Net (income) attributable to Noncontrolling Interests:
Operating Partnership	(34,241)	(24,831)	(8,050)	(8,558)
Partially Owned Properties	(3,657)	(2,544)	(1,184)	(744)
Net income attributable to controlling interests	870,120	631,308	204,486	217,739
Preferred distributions	(3,357)	(4,145)	(800)	(1,036)
Premium on redemption of Preferred Shares	(3,486)	—	(697)	—
Net income available to Common Shares	$863,277	$627,163	$202,989	$216,703

Earnings per share – basic:
Income from continuing operations available to Common Shares	$2.37	$1.73	$0.56	$0.60
Net income available to Common Shares	$2.37	$1.74	$0.56	$0.60
Weighted average Common Shares outstanding	363,498	361,181	363,828	362,018

Earnings per share – diluted:
Income from continuing operations available to Common Shares	$2.36	$1.72	$0.55	$0.59
Net income available to Common Shares	$2.36	$1.73	$0.55	$0.59
Weighted average Common Shares outstanding	380,620	377,735	381,220	378,886

Distributions declared per Common Share outstanding	$2.21	$2.00	$0.5525	$0.50

Equity Residential
Consolidated Statements of Funds From Operations and Normalized Funds From Operations
(Amounts in thousands except per share data)
(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2015	2014	2015	2014
Net income	$908,018	$658,683	$213,720	$227,041
Net (income) attributable to Noncontrolling Interests – Partially Owned Properties	(3,657)	(2,544)	(1,184)	(744)
Preferred distributions	(3,357)	(4,145)	(800)	(1,036)
Premium on redemption of Preferred Shares	(3,486)	—	(697)	—
Net income available to Common Shares and Units	897,518	651,994	211,039	225,261

Adjustments:
Depreciation	765,895	758,861	181,033	193,089
Depreciation – Non-real estate additions	(4,981)	(4,643)	(1,214)	(1,158)
Depreciation – Partially Owned Properties	(4,332)	(4,285)	(1,084)	(1,074)
Depreciation – Unconsolidated Properties	4,920	6,754	1,232	1,572
Net (gain) on sales of unconsolidated entities – operating assets	(100)	(4,902)	—	(4,902)
Net (gain) on sales of real estate properties	(335,134)	(212,685)	(39,442)	(84,141)
Discontinued operations:
Net (gain) loss on sales of discontinued operations	—	(179)	—	44
FFO available to Common Shares and Units (1) (3) (4)	1,323,786	1,190,915	351,564	328,691

Adjustments (see page 25 for additional detail):
Asset impairment and valuation allowances	—	—	—	—
Property acquisition costs and write-off of pursuit costs	(11,706)	8,248	2,241	(466)
Debt extinguishment (gains) losses, including prepayment penalties, preferred share
redemptions and non-cash convertible debt discounts	5,704	(1,110)	1,203	(1,623)
(Gains) losses on sales of non-operating assets, net of income and other tax expense
(benefit)	(2,883)	(1,866)	(2,155)	37
Other miscellaneous non-comparable items	2,901	259	200	(932)
Normalized FFO available to Common Shares and Units (2) (3) (4)	$1,317,802	$1,196,446	$353,053	$325,707

FFO (1) (3)	$1,330,629	$1,195,060	$353,061	$329,727
Preferred distributions	(3,357)	(4,145)	(800)	(1,036)
Premium on redemption of Preferred Shares	(3,486)	—	(697)	—
FFO available to Common Shares and Units - basic and diluted (1) (3) (4)	$1,323,786	$1,190,915	$351,564	$328,691
FFO per share and Unit - basic	$3.51	$3.18	$0.93	$0.87
FFO per share and Unit - diluted	$3.48	$3.15	$0.92	$0.87

Normalized FFO (2) (3)	$1,321,159	$1,200,591	$353,853	$326,743
Preferred distributions	(3,357)	(4,145)	(800)	(1,036)
Normalized FFO available to Common Shares and Units - basic and diluted (2) (3) (4)	$1,317,802	$1,196,446	$353,053	$325,707
Normalized FFO per share and Unit - basic	$3.49	$3.19	$0.94	$0.87
Normalized FFO per share and Unit - diluted	$3.46	$3.17	$0.93	$0.86

Weighted average Common Shares and Units outstanding - basic	377,073	374,899	377,380	375,711
Weighted average Common Shares and Units outstanding - diluted	380,620	377,735	381,220	378,886

Note:
See page 25 for additional detail regarding the adjustments from FFO to Normalized FFO. See page 27 for the definitions, the footnotes referenced above and the reconciliations of EPS to FFO and Normalized FFO.

Equity Residential
Consolidated Balance Sheets
(Amounts in thousands except for share amounts)
(Unaudited)

	December 31, 2015	December 31, 2014
ASSETS
Investment in real estate
Land	$5,864,046	$6,295,404
Depreciable property	18,027,087	19,851,504
Projects under development	1,122,376	1,343,919
Land held for development	168,843	184,556
Investment in real estate	25,182,352	27,675,383
Accumulated depreciation	(4,905,406)	(5,432,805)
Investment in real estate, net	20,276,946	22,242,578
Real estate held for sale	2,181,135	—
Cash and cash equivalents	42,276	40,080
Investments in unconsolidated entities	68,101	105,434
Deposits – restricted	55,893	72,303
Escrow deposits – mortgage	56,946	48,085
Deferred financing costs, net	54,004	58,380
Other assets	422,027	383,754
Total assets	$23,157,328	$22,950,614

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable	$4,704,870	$5,086,515
Notes, net	5,876,352	5,425,346
Line of credit and commercial paper	387,276	333,000
Accounts payable and accrued expenses	187,124	153,590
Accrued interest payable	85,221	89,540
Other liabilities	366,387	389,915
Security deposits	77,582	75,633
Distributions payable	209,378	188,566
Total liabilities	11,894,190	11,742,105

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	566,783	500,733
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of December 31, 2015 and 1,000,000 shares issued and outstanding as of December 31, 2014	37,280	50,000
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 364,755,444 shares issued and outstanding as of December 31, 2015 and 362,855,454 shares issued and outstanding as of December 31, 2014	3,648	3,629
Paid in capital	8,572,365	8,536,340
Retained earnings	2,009,091	1,950,639
Accumulated other comprehensive (loss)	(152,016)	(172,152)
Total shareholders’ equity	10,470,368	10,368,456
Noncontrolling Interests:
Operating Partnership	221,379	214,411
Partially Owned Properties	4,608	124,909
Total Noncontrolling Interests	225,987	339,320
Total equity	10,696,355	10,707,776
Total liabilities and equity	$23,157,328	$22,950,614

Equity Residential
Portfolio Summary
As of December 31, 2015

			% of	Average
		Apartment	Stabilized	Rental
Markets/Metro Areas	Properties	Units	NOI (1)	Rate (2)

Core:
New York	40	10,835	17.6%	$4,112
Washington DC	57	18,656	17.0%	2,212
San Francisco	53	13,656	15.1%	2,704
Los Angeles	61	13,313	12.3%	2,339
Boston	35	8,018	9.5%	2,885
Seattle	44	8,756	7.6%	2,045
Orange County, CA	12	3,684	3.1%	1,907
San Diego	13	3,505	3.1%	2,089
Subtotal – Core	315	80,423	85.3%	2,606

Non-Core:
South Florida	35	11,435	7.2%	1,708
Denver	19	6,935	4.6%	1,565
Inland Empire, CA	9	2,751	1.9%	1,631
All Other Markets	14	2,969	1.0%	1,226
Subtotal – Non-Core	77	24,090	14.7%	1,599
Total	392	104,513	100.0%	2,372

Military Housing	2	5,139	—	—

Grand Total	394	109,652	100.0%	$2,372

Note: Projects under development are not included in the Portfolio Summary until construction has been completed.

(1) % of Stabilized NOI includes actual 2015 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

(2) Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the last month of the period presented.

4th Quarter 2015 Earnings Release	9

Equity Residential

Portfolio as of December 31, 2015

	Properties	Apartment Units

Wholly Owned Properties	367	98,608
Master-Leased Properties - Consolidated	3	853
Partially Owned Properties - Consolidated	19	3,771
Partially Owned Properties - Unconsolidated	3	1,281
Military Housing	2	5,139

	394	109,652

______________________________________________________________________________________________________

Portfolio Rollforward Q4 2015
($ in thousands)

	Properties	Apartment Units	Purchase/ (Sale) Price	Cap Rate

9/30/2015	392	109,347
Acquisitions:
Consolidated:
Rental Properties	3	423	$165,762	4.7%
Dispositions:
Consolidated:
Rental Properties	(1)	(150)	$(48,500)	4.5%
Configuration Changes	—	32

12/31/2015	394	109,652

______________________________________________________________________________________________________

Portfolio Rollforward 2015
($ in thousands)

	Properties	Apartment Units	Purchase/ (Sale) Price	Cap Rate
12/31/2014	391	109,225
Acquisitions:
Consolidated:
Rental Properties	4	625	$296,037	4.5%
Land Parcels (A)	—	—	$27,800
Dispositions:
Consolidated:
Rental Properties (B)	(8)	(1,857)	$(513,312)	5.3%
Completed Developments - Consolidated	7	1,546
Configuration Changes	—	113

12/31/2015	394	109,652

(A)			The Company acquired three contiguous land parcels in San Francisco during 2015 which will be combined for future development.
(B)
Includes a 193,230 square foot medical office building adjacent to our Longfellow Place property in Boston (sales price of approximately $123.3 million) which is included in our consolidated rental dispositions guidance but not included in our property and apartment unit counts.

4th Quarter 2015 Earnings Release	10

Equity Residential

Fourth Quarter 2015 vs. Fourth Quarter 2014
Same Store Results/Statistics for 98,202 Same Store Apartment Units
$ in thousands (except for Average Rental Rate)

	Results			Statistics
				Average Rental Rate (2)

Description	Revenues	Expenses	NOI (1)		Occupancy	Turnover

Q4 2015	$666,440	$207,889	$458,551	$2,357	96.0%	11.4%
Q4 2014	$633,240	$203,860	$429,380	$2,240	96.0%	12.3%

Change	$33,200	$4,029	$29,171	$117	0.0%	(0.9%)

Change	5.2%	2.0%	6.8%	5.2%
_______________________________________________________________________________________________________

Fourth Quarter 2015 vs. Third Quarter 2015
Same Store Results/Statistics for 100,124 Same Store Apartment Units
$ in thousands (except for Average Rental Rate)

	Results			Statistics
				Average Rental Rate (2)

Description	Revenues	Expenses	NOI (1)		Occupancy	Turnover

Q4 2015	$680,190	$211,993	$468,197	$2,359	96.0%	11.5%
Q3 2015	$677,812	$220,956	$456,856	$2,349	96.1%	17.6%

Change	$2,378	$(8,963)	$11,341	$10	(0.1%)	(6.1%)

Change	0.4%	(4.1%)	2.5%	0.4%
_______________________________________________________________________________________________________

2015 vs. 2014
Same Store Results/Statistics for 96,286 Same Store Apartment Units
$ in thousands (except for Average Rental Rate)

	Results			Statistics
				Average Rental Rate (2)

Description	Revenues	Expenses	NOI (1)		Occupancy	Turnover

2015	$2,566,705	$837,880	$1,728,825	$2,314	96.1%	54.5%
2014	$2,441,390	$817,337	$1,624,053	$2,208	95.8%	54.9%

Change	$125,315	$20,543	$104,772	$106	0.3%	(0.4%)

Change	5.1%	2.5%	6.5%	4.8%

(1)
The Company's primary financial measure for evaluating each of its apartment communities is net operating income ("NOI"). NOI represents rental income less direct property operating expenses (including real estate taxes and insurance) as well as an allocation of indirect property management costs. The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment communities. See page 27 for reconciliations from operating income.

(2)	Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the period.

4th Quarter 2015 Earnings Release	11

Equity Residential
Fourth Quarter 2015 vs. Fourth Quarter 2014
Same Store Results/Statistics by Market

					Increase (Decrease) from Prior Year's Quarter
		Q4 2015 % of Actual NOI	Q4 2015 Average Rental Rate (1)	Q4 2015 Weighted Average Occupancy %
								Average Rental Rate (1)
	Apartment Units
Markets/Metro Areas					Revenues	Expenses	NOI		Occupancy

Core:
Washington DC	18,134	17.3%	$2,221	95.6%	0.9%	0.7%	0.9%	0.6%	0.2%
New York	10,330	16.8%	4,027	96.5%	4.3%	4.0%	4.4%	4.6%	(0.3%)
San Francisco	12,766	15.5%	2,641	96.5%	10.3%	0.7%	14.4%	10.6%	(0.3%)
Los Angeles	11,811	11.7%	2,331	96.2%	6.3%	2.1%	8.4%	6.1%	0.3%
Boston	7,722	9.8%	2,891	96.5%	3.2%	3.5%	3.1%	3.2%	0.1%
Seattle	7,459	6.8%	2,026	95.9%	7.6%	(2.0%)	12.0%	7.2%	0.4%
San Diego	3,505	3.3%	2,111	96.0%	5.5%	1.6%	7.3%	6.1%	(0.5%)
Orange County, CA	3,490	3.1%	1,898	96.1%	4.7%	(0.7%)	6.7%	5.2%	(0.5%)
Subtotal – Core	75,217	84.3%	2,588	96.1%	5.0%	1.8%	6.5%	5.0%	0.0%

Non-Core:
South Florida	10,666	7.4%	1,702	96.0%	5.9%	4.3%	6.7%	5.5%	0.4%
Denver	6,935	5.2%	1,571	95.5%	8.4%	(1.4%)	11.9%	8.8%	(0.3%)
Inland Empire, CA	2,751	2.0%	1,653	95.7%	6.6%	5.2%	7.2%	6.1%	0.4%
All Other Markets	2,633	1.1%	1,188	95.6%	3.7%	2.2%	4.9%	4.1%	(0.4%)
Subtotal – Non-Core	22,985	15.7%	1,598	95.8%	6.5%	2.8%	8.3%	6.4%	0.1%

Total	98,202	100.0%	$2,357	96.0%	5.2%	2.0%	6.8%	5.2%	0.0%

(1) Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the period.

4th Quarter 2015 Earnings Release	12

Equity Residential
Fourth Quarter 2015 vs. Third Quarter 2015
Same Store Results/Statistics by Market

					Increase (Decrease) from Prior Quarter
		Q4 2015 % of Actual NOI	Q4 2015 Average Rental Rate (1)	Q4 2015 Weighted Average Occupancy %
								Average Rental Rate (1)
	Apartment Units
Markets/Metro Areas					Revenues	Expenses	NOI		Occupancy

Core:
Washington DC	18,494	17.3%	$2,223	95.6%	(1.3%)	(6.8%)	1.5%	(0.7%)	(0.6%)
New York	10,330	16.4%	4,027	96.5%	0.0%	(0.8%)	0.5%	0.2%	(0.2%)
San Francisco	12,766	15.2%	2,641	96.5%	1.5%	(3.6%)	3.5%	1.6%	0.0%
Los Angeles	12,343	12.1%	2,352	96.2%	0.6%	(1.7%)	1.7%	0.4%	0.1%
Boston	7,924	10.0%	2,902	96.4%	1.4%	(4.6%)	4.2%	1.4%	0.0%
Seattle	8,019	7.2%	2,045	95.8%	0.5%	(5.4%)	3.1%	0.1%	0.3%
San Diego	3,505	3.2%	2,111	96.0%	(0.2%)	(2.8%)	1.0%	0.4%	(0.5%)
Orange County, CA	3,490	3.0%	1,898	96.1%	0.3%	(8.6%)	3.8%	(0.1%)	0.3%
Subtotal – Core	76,871	84.4%	2,589	96.1%	0.3%	(3.7%)	2.2%	0.4%	(0.1%)

Non-Core:
South Florida	10,934	7.5%	1,703	96.0%	0.6%	(4.8%)	3.7%	0.3%	0.3%
Denver	6,935	5.1%	1,571	95.5%	1.1%	(13.4%)	6.7%	1.2%	(0.2%)
Inland Empire, CA	2,751	1.9%	1,653	95.7%	0.8%	2.0%	0.3%	1.2%	(0.4%)
All Other Markets	2,633	1.1%	1,188	95.6%	0.5%	(2.5%)	2.9%	0.9%	(0.4%)
Subtotal – Non-Core	23,253	15.6%	1,600	95.8%	0.7%	(5.9%)	4.1%	0.8%	0.0%

Total	100,124	100.0%	$2,359	96.0%	0.4%	(4.1%)	2.5%	0.4%	(0.1%)

(1) Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the period.

4th Quarter 2015 Earnings Release	13

Equity Residential
2015 vs. 2014
Same Store Results/Statistics by Market

					Increase (Decrease) from Prior Year
		2015 % of Actual NOI	2015 Average Rental Rate (1)	2015 Weighted Average Occupancy %
								Average Rental Rate (1)
	Apartment Units
Markets/Metro Areas					Revenues	Expenses	NOI		Occupancy

Core:
Washington DC	17,745	17.7%	$2,232	95.9%	0.7%	2.5%	(0.1%)	0.1%	0.7%
New York	10,330	17.3%	3,975	96.6%	4.2%	3.6%	4.6%	3.9%	0.3%
San Francisco	12,766	15.5%	2,544	96.5%	10.5%	1.5%	14.6%	9.9%	0.5%
Los Angeles	10,641	10.7%	2,241	96.1%	5.9%	0.6%	8.8%	5.6%	0.4%
Boston	7,722	9.9%	2,834	96.3%	3.3%	4.9%	2.5%	3.0%	0.3%
Seattle	7,230	6.6%	1,980	95.7%	7.3%	(0.6%)	11.1%	7.1%	0.1%
San Diego	3,505	3.4%	2,067	96.1%	5.4%	1.8%	7.0%	5.3%	0.1%
Orange County, CA	3,490	3.1%	1,867	96.0%	5.1%	2.2%	6.2%	5.1%	0.0%
Subtotal – Core	73,429	84.2%	2,547	96.2%	4.9%	2.4%	6.2%	4.5%	0.4%

Non-Core:
South Florida	10,538	7.5%	1,674	95.8%	5.7%	3.6%	7.0%	5.5%	0.2%
Denver	6,935	5.2%	1,519	95.6%	8.8%	2.9%	11.0%	8.9%	(0.2%)
Inland Empire, CA	2,751	2.0%	1,616	95.6%	4.8%	1.6%	6.4%	4.9%	(0.1%)
All Other Markets	2,633	1.1%	1,168	96.1%	3.9%	4.0%	3.8%	3.9%	(0.1%)
Subtotal – Non-Core	22,857	15.8%	1,562	95.8%	6.3%	3.2%	7.9%	6.3%	0.1%

Total	96,286	100.0%	$2,314	96.1%	5.1%	2.5%	6.5%	4.8%	0.3%

(1) Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the period.

4th Quarter 2015 Earnings Release	14

Equity Residential

Fourth Quarter 2015 vs. Fourth Quarter 2014
Same Store Operating Expenses for 98,202 Same Store Apartment Units
$ in thousands

					% of Actual Q4 2015 Operating Expenses
	Actual Q4 2015	Actual Q4 2014	$ Change	% Change

Real estate taxes	$75,507	$72,331	$3,176	4.4%	36.3%
On-site payroll (1)	43,090	40,949	2,141	5.2%	20.7%
Utilities (2)	28,590	29,529	(939)	(3.2%)	13.8%
Repairs and maintenance (3)	23,913	24,103	(190)	(0.8%)	11.5%
Property management costs (4)	19,993	18,997	996	5.2%	9.6%
Insurance	5,468	6,136	(668)	(10.9%)	2.6%
Leasing and advertising	2,601	3,060	(459)	(15.0%)	1.3%
Other on-site operating expenses (5)	8,727	8,755	(28)	(0.3%)	4.2%

Same store operating expenses	$207,889	$203,860	$4,029	2.0%	100.0%

2015 vs. 2014
Same Store Operating Expenses for 96,286 Same Store Apartment Units
$ in thousands
					% of Actual 2015 Operating Expenses
	Actual 2015	Actual 2014	$ Change	% Change

Real estate taxes	$296,484	$282,487	$13,997	5.0%	35.4%
On-site payroll (1)	174,950	171,706	3,244	1.9%	20.9%
Utilities (2)	118,986	123,296	(4,310)	(3.5%)	14.2%
Repairs and maintenance (3)	104,033	98,168	5,865	6.0%	12.4%
Property management costs (4)	77,001	73,242	3,759	5.1%	9.2%
Insurance	21,335	23,909	(2,574)	(10.8%)	2.6%
Leasing and advertising	10,370	10,605	(235)	(2.2%)	1.2%
Other on-site operating expenses (5)	34,721	33,924	797	2.3%	4.1%

Same store operating expenses	$837,880	$817,337	$20,543	2.5%	100.0%

(1)	On-site payroll - Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

(2)	Utilities - Represents gross expenses prior to any recoveries under the Resident Utility Billing System ("RUBS"). Recoveries are reflected in rental income.

(3)
Repairs and maintenance - Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair costs.

(4)
Property management costs - Includes payroll and related expenses for departments, or portions of departments, that directly support on-site management. These include such departments as regional and corporate property management, property accounting, human resources, training, marketing and revenue management, procurement, real estate tax, property legal services and information technology.

(5)	Other on-site operating expenses - Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

4th Quarter 2015 Earnings Release	15

Equity Residential

Debt Summary as of December 31, 2015
(Amounts in thousands)
				Weighted Average Maturities (years)
			Weighted Average Rates (1)

	Amounts (1)	% of Total

Secured	$4,704,870	42.9%	4.23%	6.9
Unsecured	6,263,628	57.1%	4.73%	8.2

Total	$10,968,498	100.0%	4.51%	7.6

Fixed Rate Debt:
Secured – Conventional	$3,997,930	36.5%	4.86%	5.3
Unsecured – Public	5,423,012	49.4%	5.30%	9.2

Fixed Rate Debt	9,420,942	85.9%	5.10%	7.6

Floating Rate Debt:
Secured – Conventional	7,985	0.1%	0.13%	18.1
Secured – Tax Exempt	698,955	6.3%	0.64%	15.5
Unsecured – Public (2)	453,340	4.2%	0.93%	3.5
Unsecured – Revolving Credit Facility	—	—	1.07%	2.3
Unsecured – Commercial Paper Program (3)	387,276	3.5%	0.56%	—

Floating Rate Debt	1,547,556	14.1%	0.75%	8.1

Total	$10,968,498	100.0%	4.51%	7.6

(1) Net of the effect of any derivative instruments. Weighted average rates are for the year ended December 31, 2015.
(2) Fair value interest rate swaps convert the $450.0 million 2.375% notes due July 1, 2019 to a floating interest rate of 90-Day LIBOR plus 0.61%.
(3) As of December 31, 2015, the weighted average maturity on the Company's outstanding commercial paper was 19 days.
Note: The Company capitalized interest of approximately $59.9 million and $52.8 million during the years ended December 31, 2015 and 2014, respectively. The Company capitalized interest of approximately $14.1 million and $14.7 million during the quarters ended December 31, 2015 and 2014, respectively.

Note: The Company recorded approximately $8.6 million and $2.8 million of net debt discount/deferred derivative settlement amortization as additional interest expense during the years ended December 31, 2015 and 2014, respectively. The Company recorded approximately $2.8 million of net debt discount/deferred derivative settlement amortization as additional interest expense during the quarter ended December 31, 2015. The Company recorded approximately $0.7 million of net debt premium/deferred derivative settlement amortization as a reduction to interest expense during the quarter ended December 31, 2014.

______________________________________________________________________________________________________

Debt Maturity Schedule as of December 31, 2015
(Amounts in thousands)
							Weighted Average Rates on Fixed Rate Debt (1)	Weighted Average Rates on Total Debt (1)

	Fixed Rate (1)	Floating Rate (1)
Year				Total		% of Total

2016	$965,341	$387,472	(2)	$1,352,813	(3)	12.3%	5.33%	4.06%
2017	1,347,390	456		1,347,846	(3)	12.3%	6.16%	6.16%
2018	82,802	97,659		180,461		1.7%	5.59%	3.07%
2019	806,705	474,422		1,281,127		11.7%	5.48%	3.75%
2020	1,678,623	809		1,679,432		15.3%	5.49%	5.49%
2021	1,195,251	856		1,196,107		10.9%	4.63%	4.63%
2022	228,924	905		229,829		2.1%	3.16%	3.17%
2023	1,327,965	956		1,328,921		12.1%	3.74%	3.74%
2024	2,497	1,011		3,508		0.0%	4.97%	5.14%
2025	452,625	1,069		453,694		4.1%	3.38%	3.39%
2026+	1,319,792	641,228		1,961,020		17.9%	4.87%	3.41%
Premium/(Discount)	13,027	(59,287)		(46,260)		(0.4%)	N/A	N/A

Total	$9,420,942	$1,547,556		$10,968,498		100.0%	4.97%	4.35%

(1) Net of the effect of any derivative instruments. Weighted average rates are as of December 31, 2015.
(2) Represents the principal outstanding on the Company's unsecured commercial paper program. The Company may borrow up to a maximum of $500.0 million on the program subject to market conditions. No amounts remain outstanding under this program as of February 2, 2016.

(3) Following completion of the debt extinguishment activities as described on page 3 and repayment of all outstanding commercial paper balances, the Company will have approximately $336.6 million and $605.0 million in debt maturing in 2016 and 2017, respectively.

4th Quarter 2015 Earnings Release	16

Equity Residential
Unsecured Debt Summary as of December 31, 2015
(Amounts in thousands)

					Unamortized Premium/ (Discount)
	Coupon Rate	Due Date		Face Amount		Net Balance

Fixed Rate Notes:
	5.125%	03/15/16	(5)	$500,000	$(9)	$499,991
	5.375%	08/01/16	(5)	400,000	(108)	399,892
	5.750%	06/15/17	(5)	650,000	(763)	649,237
	7.125%	10/15/17	(5)	150,000	(116)	149,884
	2.375%	07/01/19	(1)	450,000	(315)	449,685
Fair Value Derivative Adjustments			(1)	(450,000)	315	(449,685)
	4.750%	07/15/20		600,000	(2,060)	597,940
	4.625%	12/15/21	(5)	1,000,000	(2,254)	997,746
	3.000%	04/15/23		500,000	(3,226)	496,774
	3.375%	06/01/25		450,000	(2,331)	447,669
	7.570%	08/15/26	(5)	140,000	—	140,000
	4.500%	07/01/44		750,000	(5,009)	744,991
	4.500%	06/01/45		300,000	(1,112)	298,888

				5,440,000	(16,988)	5,423,012
Floating Rate Notes:
		07/01/19	(1)	450,000	(315)	449,685
Fair Value Derivative Adjustments		07/01/19	(1)	3,655	—	3,655

				453,655	(315)	453,340

Line of Credit and Commercial Paper:
Revolving Credit Facility	LIBOR+0.95%	04/01/18	(2)(3)	—	—	—
Commercial Paper Program	(4)	(4)	(2)	387,472	(196)	387,276

				387,472	(196)	387,276

Total Unsecured Debt				$6,281,127	$(17,499)	$6,263,628

(1)	Fair value interest rate swaps convert the $450.0 million 2.375% notes due July 1, 2019 to a floating interest rate of 90-Day LIBOR plus 0.61%.

(2)	Facility/program is private. All other unsecured debt is public.

(3)
Represents the Company's $2.5 billion unsecured revolving credit facility maturing April 1, 2018. The interest rate on advances under the credit facility will generally be LIBOR plus a spread (currently 0.95%) and an annual facility fee (currently 15 basis points). Both the spread and the facility fee are dependent on the credit rating of the Company's long-term debt. As of December 31, 2015, there was approximately $2.07 billion available on this facility (net of $45.1 million which was restricted/dedicated to support letters of credit and net of $387.5 million outstanding on the commercial paper program). As of February 2, 2016, there was approximately $2.47 billion available on this facility (net of $32.8 million which was restricted/dedicated to support letters of credit).

(4)
Represents the Company's unsecured commercial paper program. The Company may borrow up to a maximum of $500.0 million on this program subject to market conditions. The notes bear interest at various floating rates with a weighted average of 0.56% for the year ended December 31, 2015 and a weighted average maturity of 19 days as of December 31, 2015. No amounts remain outstanding under this program as of February 2, 2016.

(5)	All or a portion of these notes were repaid in conjunction with the debt extinguishment activities as described on page 3.

4th Quarter 2015 Earnings Release	17

	Equity Residential

	Selected Unsecured Public Debt Covenants
		December 31, 2015	September 30, 2015

	Total Debt to Adjusted Total Assets (not to exceed 60%)	38.5%	38.3%

	Secured Debt to Adjusted Total Assets (not to exceed 40%)	16.5%	17.3%

	Consolidated Income Available for Debt Service to
	Maximum Annual Service Charges
	(must be at least 1.5 to 1)	3.67	3.56

	Total Unsecured Assets to Unsecured Debt
	(must be at least 150%)	336.8%	342.8%

Note:
These selected covenants relate to ERP Operating Limited Partnership's ("ERPOP") outstanding unsecured public debt, which represent the Company's most restrictive covenants. Equity Residential is the general partner of ERPOP.

Selected Credit Ratios (1)
		December 31, 2015	September 30, 2015

	Total debt to Normalized EBITDA	6.14x	6.14x

	Net debt to Normalized EBITDA	6.09x	6.09x

Note:	See page 24 for the footnote referenced above and the Normalized EBITDA reconciliations.

4th Quarter 2015 Earnings Release	18

Equity Residential

Capital Structure as of December 31, 2015
(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$4,704,870	42.9%
Unsecured Debt			6,263,628	57.1%

Total Debt			10,968,498	100.0%	26.2%

Common Shares (includes Restricted Shares)	364,755,444	96.2%
Units (includes OP Units and Restricted Units)	14,427,164	3.8%

Total Shares and Units	379,182,608	100.0%
Common Share Price at December 31, 2015	$81.59
			30,937,509	99.9%
Perpetual Preferred Equity (see below)			37,280	0.1%

Total Equity			30,974,789	100.0%	73.8%

Total Market Capitalization			$41,943,287		100.0%

__________________________________________________________________________________________________________________________________________

Perpetual Preferred Equity as of December 31, 2015
(Amounts in thousands except for share and per share amounts)
				Annual Dividend Per Share	Annual Dividend Amount
	Redemption Date	Outstanding Shares	Liquidation Value
Series
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

Total Perpetual Preferred Equity		745,600	$37,280		$3,091

(1)
Effective November 12, 2015, the Company repurchased and retired 58,000 Series K Preferred Shares with a par value of $2.9 million for total cash consideration of approximately $3.6 million. As a result of this partial redemption, the Company incurred a cash charge of approximately $0.7 million which was recorded as a premium on the redemption of preferred shares but did not impact Normalized FFO.

4th Quarter 2015 Earnings Release	19

Equity Residential
Common Share and Unit
Weighted Average Amounts Outstanding

	2015	2014	Q4 2015	Q4 2014

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	363,497,518	361,181,497	363,827,809	362,017,851
Shares issuable from assumed conversion/vesting of:
- OP Units	13,575,927	13,717,844	13,552,095	13,692,848
- long-term compensation shares/units	3,546,058	2,836,034	3,839,809	3,174,890

Total Common Shares and Units - diluted	380,619,503	377,735,375	381,219,713	378,885,589

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	363,497,518	361,181,497	363,827,809	362,017,851
OP Units - basic	13,575,927	13,717,844	13,552,095	13,692,848

Total Common Shares and OP Units - basic	377,073,445	374,899,341	377,379,904	375,710,699
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	3,546,058	2,836,034	3,839,809	3,174,890

Total Common Shares and Units - diluted	380,619,503	377,735,375	381,219,713	378,885,589

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	364,755,444	362,855,454
Units (includes OP Units and Restricted Units)	14,427,164	14,298,691

Total Shares and Units	379,182,608	377,154,145

4th Quarter 2015 Earnings Release	20

Equity Residential
Partially Owned Entities as of December 31, 2015
(Amounts in thousands except for project and apartment unit amounts)

	Consolidated	Unconsolidated
		Operating

	Operating

Total projects	19	3

Total apartment units	3,771	1,281

Operating information for the year ended 12/31/15 (at 100%):
Operating revenue	$94,349	$32,285
Operating expenses	26,081	12,061

Net operating income	68,268	20,224
Depreciation	22,216	12,350
General and administrative/other	330	255

Operating income	45,722	7,619
Interest and other income	12	(1)
Other expenses	(50)	—
Interest:
Expense incurred, net	(15,459)	(9,390)
Amortization of deferred financing costs	(349)	(2)

Income (loss) before income and other taxes and (loss)
from investments in unconsolidated entities	29,876	(1,774)
Income and other tax (expense) benefit	(35)	(18)
(Loss) from investments in unconsolidated entities	(1,501)	—
Net income (loss)	$28,340	$(1,792)

Debt - Secured (1):
EQR Ownership (2)	$266,414	$34,969
Noncontrolling Ownership	77,015	139,877

Total (at 100%)	$343,429	$174,846

(1)	All debt is non-recourse to the Company.

(2)	Represents the Company's current equity ownership interest.

Note:
The above table excludes the Company's interests in unconsolidated joint ventures entered into with AvalonBay Communities, Inc. ("AVB") in connection with the acquisition of certain real estate related assets from Archstone Enterprise LP (such assets are referred to herein as "Archstone"). These ventures owned certain non-core Archstone assets and succeeded to certain residual Archstone liabilities/litigation, as well as responsibility for tax protection arrangements and third-party preferred interests in former Archstone subsidiaries. The preferred interests had an aggregate liquidation value of $42.2 million at December 31, 2015. The ventures are owned 60% by the Company and 40% by AVB.

4th Quarter 2015 Earnings Release	21

Equity Residential
Development and Lease-Up Projects as of December 31, 2015
(Amounts in thousands except for project and apartment unit amounts)
Projects	Location	No. of Apartment Units	Total Capital Cost (1)	Total Book Value to Date	Total Book Value Not Placed in Service	Total Debt	Percentage Completed	Percentage Leased	Percentage Occupied	Estimated Completion Date	Estimated Stabilization Date

Projects Under Development:
Potrero 1010	San Francisco, CA	453	$224,474	$174,741	$174,741	$—	75%	—	—	Q2 2016	Q3 2017
Vista 99 (formerly Tasman)	San Jose, CA	554	214,923	191,153	116,624	—	94%	20%	16%	Q2 2016	Q2 2018
Altitude (formerly Village at Howard Hughes)	Los Angeles, CA	545	193,231	153,993	153,993	—	74%	—	—	Q3 2016	Q2 2017
The Alton (formerly Millikan)	Irvine, CA	344	102,331	75,416	75,416	—	58%	—	—	Q3 2016	Q3 2017
340 Fremont (formerly Rincon Hill)	San Francisco, CA	348	287,454	218,851	218,851	—	82%	—	—	Q3 2016	Q1 2018
One Henry Adams	San Francisco, CA	241	172,337	89,907	89,907	—	44%	—	—	Q1 2017	Q4 2017
455 I St	Washington, DC	174	73,157	28,977	28,977	—	13%	—	—	Q3 2017	Q2 2018
855 Brannan (formerly 801 Brannan)	San Francisco, CA	449	304,035	100,482	100,482	—	19%	—	—	Q3 2017	Q1 2019
2nd & Pine (2)	Seattle, WA	398	214,742	95,681	95,681	—	34%	—	—	Q3 2017	Q2 2019
Cascade	Seattle, WA	483	172,486	67,704	67,704	—	28%	—	—	Q3 2017	Q2 2019

Projects Under Development		3,989	1,959,170	1,196,905	1,122,376	—

Completed Not Stabilized (3):
Prism at Park Avenue South	New York, NY	269	245,161	239,992	—	—		91%	90%	Completed	Q1 2016
170 Amsterdam (4)	New York, NY	236	111,892	111,609	—	—		76%	71%	Completed	Q2 2016
Azure (at Mission Bay)	San Francisco, CA	273	187,390	183,455	—	—		71%	70%	Completed	Q2 2016
Junction 47 (formerly West Seattle)	Seattle, WA	206	67,112	66,115	—	—		79%	75%	Completed	Q3 2016
Odin (formerly Tallman)	Seattle, WA	301	81,777	79,909	—	—		57%	52%	Completed	Q4 2016

Projects Completed Not Stabilized		1,285	693,332	681,080	—	—

Completed and Stabilized During the Quarter:
Residences at Westgate II (formerly Westgate III)	Pasadena, CA	88	54,287	52,083	—	—		99%	99%	Completed	Stabilized
Parc on Powell (formerly 1333 Powell)	Emeryville, CA	173	87,500	82,975	—	—		98%	97%	Completed	Stabilized

Projects Completed and Stabilized During the Quarter		261	141,787	135,058	—	—

Total Development Projects		5,535	$2,794,289	$2,013,043	$1,122,376	$—

Land Held for Development		N/A	N/A	$168,843	$168,843	$—

							Total Capital Cost (1)	Q4 2015 NOI
NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS
Projects Under Development							$1,959,170	$(27)
Completed Not Stabilized							693,332	3,980
Completed and Stabilized During the Quarter							141,787	1,608
Total Development NOI Contribution							$2,794,289	$5,561

Note: All development projects listed are wholly owned by the Company.
(1)
Total capital cost represents estimated cost for projects under development and/or developed and all capitalized costs incurred to date plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.

(2)
2nd & Pine – Includes an adjacent land parcel on which certain improvements including a portion of a parking structure will be constructed as part of the development of this project. The Company may eventually construct an additional apartment tower on this site or sell a portion of the garage and the related air rights.

(3)			Properties included here are substantially complete. However, they may still require additional exterior and interior work for all apartment units to be available for leasing.
(4)			170 Amsterdam – The land under this project is subject to a long term ground lease.

4th Quarter 2015 Earnings Release	22

Equity Residential
Repairs and Maintenance Expenses and Capital Expenditures to Real Estate
For the Year Ended December 31, 2015
(Amounts in thousands except for apartment unit and per apartment unit amounts)

		Repairs and Maintenance Expenses						Capital Expenditures to Real Estate							Total Expenditures
	Total Apartment Units (1)	Expense (2)	Avg. Per Apartment Unit	Payroll (3)	Avg. Per Apartment Unit	Total	Avg. Per Apartment Unit	Replacements (4)	Avg. Per Apartment Unit	Building Improvements (5)	Avg. Per Apartment Unit	Total	Avg. Per Apartment Unit		Grand Total	Avg. Per Apartment Unit

Same Store Properties (6)	96,286	$104,033	$1,081	$84,484	$877	$188,517	$1,958	$98,120	$1,019	$75,294	$782	$173,414	$1,801	(9)	$361,931	$3,759

Non-Same Store Properties (7)	6,946	4,667	836	3,563	639	8,230	1,475	1,870	335	6,293	1,127	8,163	1,462		16,393	2,937

Other (8)	—	1,061		821		1,882		302		234		536			2,418

Total	103,232	$109,761		$88,868		$198,629		$100,292		$81,821		$182,113			$380,742

(1)
Total Apartment Units - Excludes 1,281 unconsolidated apartment units and 5,139 military housing apartment units for which repairs and maintenance expenses and capital expenditures to real estate are self-funded and do not consolidate into the Company's results.

(2)
Repairs and Maintenance Expenses - Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair costs.

(3)		Maintenance Payroll - Includes payroll and related expenses for maintenance staff.

(4)
Replacements - Includes new expenditures inside the apartment units such as appliances, mechanical equipment, fixtures and flooring, including carpeting. Replacements for same store properties also include $60.6 million spent in 2015 on apartment unit renovations/rehabs (primarily kitchens and baths) on 6,499 same store apartment units (equating to approximately $9,300 per apartment unit rehabbed) designed to reposition these assets for higher rental levels in their respective markets. In 2016, the Company expects to spend approximately $40.0 million for all unit renovation/rehab costs (primarily on same store properties) at a weighted average cost of $10,000 per apartment unit rehabbed.

(5)
Building Improvements - Includes roof replacement, paving, amenities and common areas, building mechanical equipment systems, exterior painting and siding, major landscaping, vehicles and office and maintenance equipment.

(6)		Same Store Properties - Primarily includes all properties acquired or completed and stabilized prior to January 1, 2014, less properties subsequently sold.

(7)
Non-Same Store Properties - Primarily includes all properties acquired during 2014 and 2015, plus any properties in lease-up and not stabilized as of January 1, 2014. Per apartment unit amounts are based on a weighted average of 5,582 apartment units.

(8)		Other - Primarily includes expenditures for properties sold and properties under development.

(9)
Based on the approximately 70,000 apartment units expected to be included in same store properties by December 31, 2016, the Company estimates that it will spend approximately $2,200 per apartment unit of capital expenditures, inclusive of apartment unit renovation/rehab costs, or $1,600 per apartment unit excluding apartment unit renovation/rehab costs during 2016.

4th Quarter 2015 Earnings Release	23

Equity Residential
Normalized EBITDA Reconciliations
(Amounts in thousands)

Normalized EBITDA Reconciliations for Page 18

	Trailing Twelve Months		2015				2014
	December 31, 2015	September 30, 2015	Q4	Q3	Q2	Q1	Q4
Net income	$908,018	$921,339	$213,720	$205,456	$298,618	$190,224	$227,041
Interest expense incurred, net	444,069	443,589	110,447	114,205	110,795	108,622	109,967
Amortization of deferred financing costs	10,801	10,268	3,067	2,607	2,538	2,589	2,534
Depreciation	765,895	777,951	181,033	196,059	194,282	194,521	193,089
Income and other tax expense (benefit) (includes discontinued operations)	932	956	219	329	326	58	243
Property acquisition costs (other expenses)	1,008	281	804	27	78	99	77
Write-off of pursuit costs (other expenses)	3,208	3,862	886	671	1,158	493	1,540
(Income) loss from investments in unconsolidated entities	(15,025)	(16,637)	(637)	1,041	(12,466)	(2,963)	(2,249)
Net loss (gain) on sales of land parcels	1	(3,430)	—	—	—	1	(3,431)
(Gain) on sale of investment securities and other investments (interest and other income)	(526)	(387)	(139)	—	(387)	—	—
Executive compensation program duplicative costs and retirement benefit obligations	11,976	9,640	2,336	4,967	2,336	2,337	—
Forfeited deposits (interest and other income)	—	(150)	—	—	—	—	(150)
Insurance/litigation settlement or reserve income (interest and other income)	(5,977)	(5,802)	(207)	—	(5,770)	—	(32)
Insurance/litigation settlement or reserve expense (other expenses)	(2,796)	(867)	(1,929)	21	112	(1,000)	—
Other (interest and other income)	(302)	(1,052)	—	(108)	(194)	—	(750)
Net loss on sales of discontinued operations	—	44	—	—	—	—	44
Net (gain) on sales of real estate properties	(335,134)	(379,833)	(39,442)	(66,939)	(148,802)	(79,951)	(84,141)
Normalized EBITDA (1)	$1,786,148	$1,759,772	$470,158	$458,336	$442,624	$415,030	$443,782

Balance Sheet Items:	December 31, 2015	September 30, 2015
Total debt (1)	$10,968,498	$10,803,319
Cash and cash equivalents	(42,276)	(37,366)
Mortgage principal reserves/sinking funds	(50,155)	(47,902)
Net debt (1)	$10,876,067	$10,718,051

(1) Normalized EBITDA, total debt to Normalized EBITDA and net debt to Normalized EBITDA are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations. The Company believes that Normalized EBITDA, total debt to Normalized EBITDA and net debt to Normalized EBITDA are useful to investors, creditors and rating agencies because they allow investors to compare the Company's credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual credit quality.

4th Quarter 2015 Earnings Release	24

Equity Residential
Normalized FFO Guidance Reconciliations and Non-Comparable Items
(Amounts in thousands except per share data)
(All per share data is diluted)

Normalized FFO Guidance Reconciliations
	Normalized
	FFO Reconciliations
	Guidance Q4 2015
	to Actual Q4 2015
	Amounts	Per Share
Guidance Q4 2015 Normalized FFO - Diluted (2) (3)	$348,808	$0.916
Property NOI	5,173	0.013
General and administrative expense	(1,879)	(0.005)
Interest expense	727	0.002
Other	224	—
Actual Q4 2015 Normalized FFO - Diluted (2) (3)	$353,053	$0.926
_____________________________________________________________________________________________________________________________________________________________________________________________________________________________________

Non-Comparable Items – Adjustments from FFO to Normalized FFO (2) (3)
	Year Ended December 31,			Quarter Ended December 31,
	2015	2014	Variance	2015	2014	Variance
Impairment	$—	$—	$—	$—	$—	$—
Asset impairment and valuation allowances	—	—	—	—	—	—

Archstone indirect costs ((income) loss from investments in unconsolidated entities) (A)	(15,922)	4,287	(20,209)	551	(2,083)	2,634
Property acquisition costs (other expenses)	1,008	354	654	804	77	727
Write-off of pursuit costs (other expenses)	3,208	3,607	(399)	886	1,540	(654)
Property acquisition costs and write-off of pursuit costs	(11,706)	8,248	(19,954)	2,241	(466)	2,707

Prepayment premiums/penalties (interest expense)	—	250	(250)	—	250	(250)
Write-off of unamortized deferred financing costs (interest expense)	594	614	(20)	506	10	496
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	(1,379)	(1,883)	504	—	(1,883)	1,883
Loss (gain) due to ineffectiveness of forward starting swaps (interest expense)	3,003	(91)	3,094	—	—	—
Premium on redemption of Preferred Shares	3,486	—	3,486	697	—	697
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	5,704	(1,110)	6,814	1,203	(1,623)	2,826

Net loss (gain) on sales of land parcels	1	(5,277)	5,278	—	(3,431)	3,431
Net (gain) loss on sales of unconsolidated entities – non-operating assets	(2,358)	3,468	(5,826)	(2,016)	3,468	(5,484)
(Gain) on sale of investment securities and other investments (interest and other income)	(526)	(57)	(469)	(139)	—	(139)
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	(2,883)	(1,866)	(1,017)	(2,155)	37	(2,192)

Write-off of unamortized retail lease intangibles (rental income)	—	(147)	147	—	—	—
Executive compensation program duplicative costs and retirement benefit obligations (B)	11,976	—	11,976	2,336	—	2,336
Forfeited deposits (interest and other income)	—	(150)	150	—	(150)	150
Insurance/litigation settlement or reserve income (interest and other income)	(5,977)	(2,793)	(3,184)	(207)	(32)	(175)
Insurance/litigation settlement or reserve expense (other expenses)	(2,796)	4,099	(6,895)	(1,929)	—	(1,929)
Other (interest and other income)	(302)	(750)	448	—	(750)	750
Other miscellaneous non-comparable items	2,901	259	2,642	200	(932)	1,132

Non-comparable items – Adjustments from FFO to Normalized FFO (2) (3)	$(5,984)	$5,531	$(11,515)	$1,489	$(2,984)	$4,473

(A) Archstone indirect costs primarily includes the Company's 60% share of winddown costs for such items as office leases, litigation and German operations/sales that were incurred indirectly through the Company's interest in various unconsolidated joint ventures with AVB. During the year ended December 31, 2015, the amount also includes approximately $18.6 million related to the favorable settlement of a lawsuit.

(B) Primarily represents the accounting cost associated with the Company's new performance based executive compensation program. The Company is required to expense in 2015 a portion of both the previous program's time based equity grants for service in 2014 and the performance based grants issued under the new program, creating a duplicative charge. Of this amount, $1.3 million and $8.0 million has been recorded to property management expense and general and administrative expense, respectively, for the year ended December 31, 2015 and $0.3 million and $2.0 million has been recorded to property management expense and general and administrative expense, respectively, for the quarter ended December 31, 2015. Also includes $2.6 million recorded to general and administrative expense during the year ended December 31, 2015 as a result of certain adjustments for retirement benefit obligations.

Note: See page 27 for the definitions, the footnotes referenced above and the reconciliations of EPS to FFO and Normalized FFO.

4th Quarter 2015 Earnings Release	25

Equity Residential
Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties, property acquisition costs and the write-off of pursuit costs, are not included in the estimates provided on this page. All proposed dividends provided below remain subject to the discretion of the Company's Board of Trustees. The proposed special dividends provided below may vary materially due to, among other items, the amount and timing of 2016 dispositions. See page 27 for the definitions, the footnotes referenced below and the reconciliations of EPS to FFO and Normalized FFO.

2016 Normalized FFO Guidance (per share diluted)

	Q1 2016	2016

Expected Normalized FFO (2) (3)	$0.73 to $0.77	$3.00 to $3.20

2016 Same Store Assumptions (see Note below)

Physical occupancy		96.0%
Revenue change		4.50% to 5.25%
Expense change		2.50% to 3.50%
NOI change		5.00% to 6.50%

Note: The same store guidance provided above is based on the approximately 70,000 apartment units expected to be included in same store properties by December 31, 2016. Approximately 25 basis point change in NOI percentage = $0.01 per share change in EPS/FFO/Normalized FFO.

2016 Transaction Assumptions

Consolidated rental acquisitions		$600.0 million
Consolidated rental dispositions		$7.4 billion
Capitalization rate spread		75 basis points

2016 Debt Assumptions (see Note below)

Weighted average debt outstanding		$8.8 billion to $9.2 billion
Weighted average interest rate (reduced for capitalized interest)		4.03%
Interest expense, net (on a Normalized FFO basis)		$354.6 million to $370.8 million
Capitalized interest		$47.0 million to $53.0 million

Note: All 2016 debt assumptions are shown on a Normalized FFO basis and therefore exclude the impact of the debt extinguishment costs/prepayment penalties described on page 3.

2016 Other Guidance Assumptions

General and administrative expense (see Note below)		$54.0 million to $56.0 million
Interest and other income		$2.5 million to $3.5 million
Income and other tax expense		$1.0 million to $1.5 million
Debt offerings		$200.0 million to $250.0 million
Equity ATM share offerings		No amounts budgeted
Preferred share offerings		No amounts budgeted
Special dividend paid in Q2 2016		$8.00 per share
Special dividend paid later in 2016		$2.00 to $4.00 per share
Regular annual dividend (paid in four equal quarterly installments)		$2.015 per share
Weighted average Common Shares and Units - Diluted		382.5 million

Note: Normalized FFO guidance excludes a duplicative charge of approximately $1.4 million, which will be recorded to general and administrative expense, related to the Company's revised executive compensation program.

4th Quarter 2015 Earnings Release	26

Equity Residential
Additional Reconciliations, Definitions and Footnotes
(Amounts in thousands except per share data)
(All per share data is diluted)

The guidance/projections provided below are based on current expectations and are forward-looking.

Reconciliations of EPS to FFO and Normalized FFO for Pages 7, 25 and 26
			Expected Q1 2016 Per Share	Expected 2016 Per Share
	Expected Q4 2015
	Amounts	Per Share

Expected Earnings - Diluted (5)	$188,338	$0.494	$10.05 to $10.09	$12.66 to $12.86
Add: Expected depreciation expense	196,454	0.516	0.47	1.96
Less: Expected net gain on sales (5)	(39,483)	(0.104)	(9.92)	(11.76)

Expected FFO - Diluted (1) (3)	345,309	0.906	0.60 to 0.64	2.86 to 3.06

Asset impairment and valuation allowances	—	—	—	—
Property acquisition costs and write-off of pursuit costs	1,789	0.005	0.01	0.02
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	40	—	0.31	0.32
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	(666)	(0.002)	(0.19)	(0.20)
Other miscellaneous non-comparable items	2,336	0.007	—	—

Expected Normalized FFO - Diluted (2) (3)	$348,808	$0.916	$0.73 to $0.77	$3.00 to $3.20

Definitions and Footnotes for Pages 7, 25 and 26

(1)
The National Association of Real Estate Investment Trusts ("NAREIT") defines funds from operations ("FFO") (April 2002 White Paper) as net income (computed in accordance with accounting principles generally accepted in the United States ("GAAP")), excluding gains (or losses) from sales and impairment write-downs of depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. The April 2002 White Paper states that gain or loss on sales of property is excluded from FFO for previously depreciated operating properties only. Once the Company commences the conversion of apartment units to condominiums, it simultaneously discontinues depreciation of such property.

(2)	Normalized funds from operations ("Normalized FFO") begins with FFO and excludes:
• the impact of any expenses relating to non-operating asset impairment and valuation allowances;
• property acquisition and other transaction costs related to mergers and acquisitions and pursuit cost write-offs;
• gains and losses from early debt extinguishment, including prepayment penalties, preferred share redemptions and the cost related to the implied option value of non-cash convertible debt discounts;
• gains and losses on the sales of non-operating assets, including gains and losses from land parcel and condominium sales, net of the effect of income tax benefits or expenses; and
• other miscellaneous non-comparable items.

(3)
The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses related to dispositions of depreciable property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company's real estate between periods or as compared to different companies. The Company also believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results. FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

(4)
FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with accounting principles generally accepted in the United States. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

(5)
Earnings represents net income per share calculated in accordance with accounting principles generally accepted in the United States. Expected earnings is calculated on a basis consistent with actual earnings. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual earnings could differ materially from expected earnings.

Same Store NOI Reconciliation for Page 11

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI for the 2015 and the Fourth Quarter 2015 Same Store Properties:
	Year Ended December 31,		Quarter Ended December 31,
	2015	2014	2015	2014

Operating income	$1,008,820	$921,375	$286,964	$250,532
Adjustments:
Non-same store operating results	(107,606)	(103,123)	(22,869)	(23,188)
Fee and asset management revenue	(8,387)	(9,437)	(1,974)	(1,841)
Fee and asset management expense	5,021	5,429	1,257	1,136
Depreciation	765,895	758,861	181,033	193,089
General and administrative	65,082	50,948	14,140	9,652

Same store NOI	$1,728,825	$1,624,053	$458,551	$429,380

4th Quarter 2015 Earnings Release	27